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This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you are advised to consult your investment dealer, stockbroker, bank manager, lawyer or other professional advisor.

        June 9, 2006

NOTICE OF VARIATION
of the
OFFER TO PURCHASE FOR CASH
all of the outstanding common shares of

CANADA SOUTHERN PETROLEUM LTD.

for
U.S. $7.50 cash for each Common Share
by

NOSARA HOLDINGS LTD.

a wholly-owned subsidiary of

PETRO-CANADA

This is a notice of variation (the "Notice") to the offer by Nosara Holdings Ltd. (the "Offeror") to purchase all of the issued and outstanding common shares (the "Common Shares") of Canada Southern Petroleum Ltd. ("Canada Southern"), including the Common Shares which become outstanding upon exercise of options to acquire Common Shares, set forth in the offer to purchase dated May 15, 2006 and the accompanying take-over bid circular (the "Original Offer"). The Offeror hereby gives notice that it is amending and supplementing the Original Offer as set forth in this Notice. See "Recent Developments" and "Amendments to the Original Offer" herein. The Original Offer, as amended by this Notice, is herein referred to as the "Offer". Capitalized terms used herein but not defined in this Notice have the meanings set out in the Original Offer.

The Offer remains open for acceptance until 7:00 p.m. (Mountain Standard Time) on June 20, 2006, unless withdrawn or extended.

Holders of Common Shares ("Shareholders") wishing to accept the Offer must (i) properly complete and duly execute the Letter of Transmittal (which is printed on green paper) and deposit it, together with certificates representing their Common Shares and all other documents required by the Letter of Transmittal, at the office of CIBC Mellon Trust Company (the "Depositary") or Mellon Investor Services LLC (the "U.S. Forwarding Agent") shown on the Letter of Transmittal and on the back page of this document, all in accordance with the transmittal instructions in the Letter of Transmittal, (ii) in the United States, follow the procedures for book-entry tender of Common Shares set forth in Section 3 of the Original Offer, "Manner of Acceptance", or (iii) request such Shareholder's broker, investment dealer, bank, trust company or other nominee to effect the transaction for such Shareholder. Persons whose Common Shares are registered in the name of a nominee should contact their broker, investment dealer, bank, trust company or other nominee for assistance in depositing their Common Shares to the Offer. See Section 3 of the Original Offer, "Manner of Acceptance".

Alternatively, a holder of Common Shares who wishes to deposit such Common Shares and whose certificates for such Common Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis, may deposit such Common Shares by following the procedure for guaranteed delivery set forth in Section 3 of the Original Offer, "Manner of Acceptance".

Questions and requests for assistance may be directed to the Depositary or the U.S. Forwarding Agent and additional copies of this document, the Original Offer, the Letter of Transmittal and the Notice of Guaranteed Delivery (which is printed on blue paper) may be obtained, without charge, on request from the Depositary or the U.S. Forwarding Agent at their offices shown in the Letter of Transmittal and on the back page of this document.

The Depositary for the Offer is: CIBC MELLON TRUST COMPANY 199 Bay Street, Commerce Court West, Securities Level Toronto, ON M5L 1G9 Telephone: (416) 643-5500 Toll Free: 1-800-387-0825
The U.S. Forwarding Agent for the Offer is:	The Information Agent for the Offer is:
MELLON INVESTOR SERVICES LLC 120 Broadway, 13th Floor New York, NY 10027 Toll Free: 1-800-387-0825	KINGSDALE SHAREHOLDER SERVICES INC. 130 King Street West, Suite 2950, P.O. Box 361 Toronto, ON M5X 1E2 Shareholders Call Toll Free: 1-866-639-8089 Banks and Brokers Call Collect: (416) 867-2272

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY ANY SECURITIES REGULATORY AUTHORITY IN CANADA OR THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS ANY SECURITIES REGULATORY AUTHORITY IN CANADA OR THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

The Offer is made for the securities of a Canadian company. It may be difficult for Shareholders to enforce their rights and any claim Shareholders may have arising under the United States federal or state securities laws, as the Offeror, Petro-Canada and Canada Southern are located in Canada, and some or all of their officers and directors may be residents of Canada. Shareholders may not be able to sue a foreign company or its officers or directors in a foreign court for violations of U.S. federal or state securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.

Shareholders should also be aware that the Offeror or its affiliates may bid for or purchase securities otherwise than under the Offer, such as in open market or privately negotiated purchases, subject to applicable securities laws.

CURRENCY AND EXCHANGE RATES

All references in this Notice to "dollars" or "$" are to Canadian dollars, unless otherwise indicated. On June 8, 2006, the rate of exchange for the U.S. dollar, expressed in Canadian dollars, based on the noon rate as provided by the Bank of Canada was U.S. $1.00 = Canadian $1.1232.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, holders of Common Shares in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to holders of Common Shares in such jurisdiction.

NOTICE OF VARIATION

TO:    THE SHAREHOLDERS OF CANADA SOUTHERN PETROLEUM LTD.

        By notice to the Depositary and as set forth in this Notice, the Offeror is amending and supplementing the Original Offer. Except as otherwise set forth in this Notice, the information, terms and conditions in the Original Offer continue to be applicable in all respects and this Notice should be read in conjunction therewith.

1.     Recent Developments

        On May 15, 2006, the Offeror applied for an Advance Ruling Certificate ("ARC") under the Competition Act (Canada). On May 29, 2006, the Offeror received the ARC in respect of the proposed acquisition of Canada Southern.

        On May 24, 2006, the board of directors of Canada Southern adopted a shareholder rights plan (the "Rights Plan") and filed a directors' circular in respect of the Offer. The Offeror has filed an application with the Alberta Securities Commission for an order to cease trading in respect of any securities issued or to be issued in connection with the Rights Plan.

2.     Amendments to the Original Offer

        The following amendments to the Original Offer are being made in response to comments received from the United States Securities and Exchange Commission (the "SEC") in respect of the Offeror's Schedule TO-T filed in connection with the Offer, as is typical for offers subject to the U.S. tender offer requirements. Since the Offer must comply with applicable U.S. and Canadian securities legislation, an amended Schedule TO is required to be filed with the SEC in response to such comments and this Notice is required to be mailed to Shareholders in accordance with applicable Canadian requirements.

        The first paragraph under the heading "Summary" on page 8 of the Original Offer is amended and restated in its entirety as follows:

        "The following is only a summary of selected information contained in the Offer Documents. The information concerning Canada Southern contained in the Offer Documents has been taken from or is based upon publicly available documents or records on file with Securities Authorities and other public sources. Certain capitalized terms used in this summary are defined in the Glossary. Shareholders are urged to read the Offer Documents in their entirety."

        The paragraph under the subheading "Summary — Conditions" on page 8 of the Original Offer is amended and restated in its entirety as follows:

        "Notwithstanding any other provision of the Offer, the Offeror reserves the right to withdraw or terminate the Offer and not take up and pay for, or to extend the period of time during which the Offer is open and postpone taking up and paying for, any Common Shares deposited under the Offer unless all of the conditions set forth in Section 4 of the Offer, "Conditions of the Offer", are satisfied or waived by the Offeror. The Offer is conditional upon, among other things, there being validly deposited under the Offer and not withdrawn at least 66 2/3% of the outstanding Common Shares (calculated on a diluted basis). All of such conditions are for the exclusive benefit of the Offeror and may be waived by it in whole or in part, at any time and from time to time at or before the Expiry Time without prejudice to any other rights that the Offeror may have. See Section 4 of the Offer, "Conditions of the Offer"."

        The fifth paragraph under Section 12 "Acquisition of Common Shares Not Deposited — Compulsory Acquisition" on page 24 of the Original Offer is amended and restated in its entirety as follows:

        "The foregoing is only a summary of the right of Compulsory Acquisition which may become available to the Offeror. The provisions concerning the right of Compulsory Acquisition are set forth in Part 16 of the ABCA. Shareholders should refer to Part 16 of the ABCA for the full text of the relevant statutory provisions, and those who wish to be better informed about these provisions should consult their legal advisors. The provisions of Part 16 of the ABCA are complex and require strict adherence to notice and timing provisions, failing which such rights may be lost or altered."

        The response to the question "Is your financial condition relevant to my decision to tender to the Offer?" in the Summary Term Sheet on page 2 of the Original Offer is amended and restated in its entirety as follows:

        "We do not think our financial condition is relevant to your decision whether to tender your Common Shares to us in the Offer because the form of payment consists solely of cash, which we have available, because the Offer is not subject to any financing condition and because the Offer is for all outstanding Common Shares. Also, if we purchase Common Shares in the Offer that represent at least 66 2/3% of the Common Shares outstanding on a diluted basis, we intend to acquire the remaining Common Shares by way of a compulsory acquisition, statutory arrangement, amalgamation, merger, reorganization, consolidation, recapitalization or other type of acquisition transaction or transactions for an amount in cash that equals U.S.$7.50 per Common Share. See Section 7 of the Circular, "Source of Funds" and Section 12 of the Offer, "Acquisition of Common Shares Not Deposited"."

        Section 4 of the Original Offer "Conditions of the Offer" on page 15 of the Original Offer is amended and restated in its entirety as follows:

  "4. CONDITIONS OF THE OFFER

          Notwithstanding any other provision of the Offer, the Offeror reserves the right to withdraw or terminate the Offer and not take up and pay for, or to extend the period of time during which the Offer is open and postpone taking up and paying for any Common Shares deposited under the Offer unless all of the following conditions are satisfied or waived by the Offeror at or prior to the Expiry Time:

    (a)
    at the Expiry Time, and at the time the Offeror first takes up and pays for Common Shares under the Offer, there shall have been validly deposited under the Offer and not withdrawn at least 66 2/3% of the outstanding Common Shares (calculated on a diluted basis);

    (b)
    all requisite regulatory approvals, orders, notices, consents and expiries of waiting periods (including, without limitation, under the Competition Act and those of any Securities Authorities) shall have been obtained or occurred on terms and conditions satisfactory to the Offeror in its sole discretion, acting reasonably, and all applicable statutory or regulatory waiting periods shall have expired or been terminated and no objection or opposition shall have been filed, initiated or made by any governmental agency or regulatory authority during any applicable statutory or regulatory period which shall not have been withdrawn, defeated or overcome;

    (c)
    (i)  no act, action, suit, proceeding, objection or opposition shall have been threatened or taken before or by any domestic or foreign court or tribunal or governmental agency or other regulatory authority or administrative agency or commission by any elected or appointed public official or by any private person in Canada or elsewhere, whether or not having the force of law, and

    (ii)
    no law, regulation or policy (including applicable tax laws and regulations in those jurisdictions in which Canada Southern carries on business) shall have been proposed, enacted, promulgated, amended or applied, which in either case, in the sole judgement of the Offeror, acting reasonably:

        (A)
        has the effect or may have the effect of cease trading the Common Shares, or enjoining, prohibiting or imposing material limitations, damages or conditions on the Offer, or the purchase by, or the sale to, the Offeror of the Common Shares or the right of the Offeror to own or exercise full rights of ownership of the Common Shares; or

        (B)
        would be expected to have a Material Adverse Effect on the ability to complete any Compulsory Acquisition or any Subsequent Acquisition Transaction;

    (d)
    there does not exist any prohibition at law against the Offeror making the Offer or taking up and paying for all of the Common Shares under the Offer or completing any Compulsory Acquisition or Subsequent Acquisition Transaction in respect of any Common Shares not acquired under the Offer;

    (e)
    the Offeror shall have determined in its sole judgment, acting reasonably, that Canada Southern has not suffered or incurred any Material Adverse Effect and that no result, occurrence, fact, change, event or effect has occurred which, individually or in the aggregate, could be expected to cause Canada Southern to suffer or incur a Material Adverse Effect;

    (f)
    the Offeror shall have determined in its sole judgment, acting reasonably, that neither Canada Southern nor any of its affiliates or associates has taken or proposed to take any action, or publicly disclosed that it intends to take any action, and the Offeror shall not have otherwise learned of any previous action taken by Canada Southern or any of its affiliates or associates or any material fact which had not been publicly disclosed, which, in the sole judgment of the Offeror, acting reasonably, might make it inadvisable for the Offeror to proceed with the Offer and/or with taking up and paying for all of the Common Shares under the Offer or completing a Compulsory Acquisition or any Subsequent Acquisition Transaction, or that would be materially adverse to the business of Canada Southern or its subsidiaries taken as a whole or to the value of the Common Shares to the Offeror; including any action with respect to any agreement, proposal, offer or understanding relating to any material sale, disposition or other dealing with any of the assets or contracts (including operatorships) of Canada Southern or any of its subsidiaries (other than any such sale, disposition or other dealing between Canada Southern and any wholly-owned subsidiary of Canada Southern), any issue of shares, options or other securities of Canada Southern to any person other than a wholly-owned subsidiary of Canada Southern, any material acquisition from a third party of assets or securities by Canada Southern or any of its subsidiaries, any take-over bid (other than the Offer), amalgamation, statutory arrangement, capital reorganization, merger, business combination or similar transaction involving Canada Southern or any of its subsidiaries, any material capital expenditure by Canada Southern or any of its subsidiaries not in the ordinary course of business, any change of a material nature to the compensation paid by Canada Southern or its subsidiaries to their directors, officers or employees, or any action with respect to any agreement or arrangement with its directors, officers or employees with respect to change of control or severance arrangements;

    (g)
    there shall not have occurred any actual or threatened change of any nature whatsoever (including any proposal by the Minister of Finance (Canada) to amend the Income Tax Act (Canada), as amended, or any announcement, governmental or regulatory initiative, condition, event or development involving a change or a prospective change) that, in the sole judgment of the Offeror, acting reasonably, directly or indirectly, has or may have material adverse significance with respect to the business or operations of Canada Southern or its subsidiaries taken as a whole, or with respect to the regulatory regime applicable to their businesses and operations or with respect to completing any Compulsory Acquisition or Subsequent Acquisition Transaction;

    (h)
    the Offeror shall have determined, in its sole judgment, acting reasonably, that no covenant, term or condition exists in any instrument or agreement to which Canada Southern or any of its subsidiaries is a party or to which they or any of their assets are subject (including, but not limited to, any default that might ensue as a result of the Offeror taking-up and paying for Common Shares deposited under the Offer) which might make it inadvisable for the Offeror to proceed with the Offer or to take up and pay for Common Shares deposited under the Offer;

    (i)
    there shall not have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any United States or Canadian national securities exchange or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Canada (whether or not mandatory), (iii) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or Canada, (iv) any limitation (whether or not mandatory) by any United States or Canadian governmental or regulatory authority on the extension of credit by banks or other financial institutions, or (v) in the case of any of the foregoing existing as of the date of the Offer, a material acceleration or worsening thereof;

    (j)
    the Offeror shall have determined, in its sole judgment, acting reasonably, that no material right, franchise or licence of Canada Southern or of any of its subsidiaries has been impaired (or threatened to be impaired) or adversely affected (or threatened to be adversely affected), whether as a result of the making of the Offer, the taking-up and paying for Common Shares deposited under the Offer or otherwise, and no other change or event has occurred which might make it inadvisable for the Offeror to proceed with the Offer or with taking-up and paying for Common Shares deposited thereunder; and

    (k)
    the Offeror shall not have become aware of any untrue statement of material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings in relation to all matters covered in earlier filings), in any document filed by or on behalf of Canada Southern with any securities commission or similar securities regulatory authority or other governmental regulatory authority in any of the provinces or territories of Canada or with the SEC, including, without limitation, any annual information form, financial statements, material change report, press release or management proxy circular or in any documents so filed or released by Canada Southern to the public.

        The foregoing conditions are for the exclusive benefit of the Offeror. The Offeror may assert any of the foregoing conditions regardless of the circumstances giving rise to such assertion (other than any intentional action or inaction by the Offeror). In addition, the Offeror may waive or vary any term or condition of the Offer, in whole or in part at any time and from time to time at or before the Expiry Time, without prejudice to any other rights which the Offeror may have.

        The failure by the Offeror at any time to exercise or assert any of the foregoing rights shall not be deemed to be a waiver of any such right and each such right shall be deemed an ongoing right which may be exercised or asserted at any time and from time to time at or before the Expiry Time. Any determination by the Offeror concerning the events described in this Section 4 will be final and binding upon all parties by the Offeror.

        Any waiver of a condition or the withdrawal of the Offer shall be effective upon written notice or other communication confirmed in writing by the Offeror to that effect to the Depositary at its principal office in Calgary, Alberta. The Offeror, forthwith after giving any such notice, shall make a public announcement of such waiver or withdrawal, shall cause the Depositary, if required by law, as soon as practicable thereafter to notify the Shareholders in the manner set forth in Section 11 of the Offer, "Notice", and shall provide a copy of the aforementioned notice to the TSX and NASDAQ. If the Offer is withdrawn, the Offeror shall not be obligated to take up and pay for any of the Common Shares deposited under such Offer and all certificates for deposited Common Shares, Letters of Transmittal, Notices of Guaranteed Delivery and related documents will promptly be returned at the Offeror's expense to the parties by whom they were deposited."

3.     Time of Acceptance

        The Offer is open for acceptance until, but not later than, 7:00 p.m. (Mountain Daylight Time) on June 20, 2006, or until such time and date to which the Offer may be extended by the Offeror at its discretion unless withdrawn by the Offeror. See Section 2 of the Original Offer "Time of Acceptance".

4.     Manner of Acceptance

        Common Shares may be deposited to the Offer in accordance with the provisions set forth in Section 3 of the Original Offer "Manner of Acceptance".

5.     Take-up and Payment of Deposited Common Shares

        The Offeror will take up and pay for Common Shares validly deposited under the Offer and not withdrawn as set forth in Section 6 of the Original Offer, "Take-up and Payment of Deposited Common Shares".

6.     Withdrawal of Deposited Common Shares

        Shareholders have the right to withdraw Common Shares deposited pursuant to the Offer under circumstances and in the manner described in Section 7 of the Original Offer, "Withdrawal of Deposited Common Shares".

7.     Consequential Amendments to Offer, Circular, Letter of Transmittal and Notice of Guaranteed Delivery

        Consequential amendments in accordance with this Notice are deemed to be made where required to the Offer, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery. Except as varied hereby, all terms of the Original Offer remain in effect, unamended.

8.     Statutory Rights

        Securities legislation in certain of the provinces and territories of Canada provides security holders of Canada Southern with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to such security holders. However, such rights must be exercised within prescribed time limits. Security holders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

APPROVAL AND CERTIFICATE

        The contents of this Notice have been approved, and the sending, communication or delivery thereof to the Shareholders has been authorized by the Board of Directors of the Offeror and Petro-Canada.

        The Original Offer, as amended by this Notice, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities which are the subject of the Offer within the meaning of the Securities Act (Québec).

        DATED: June 9, 2006

NOSARA HOLDINGS LTD.

(Signed) KATHLEEN E. SENDALL President	(Signed) JOHN D. MILLER Vice President
On behalf of the Board of Directors

(Signed) W.A. (ALF) PENEYCAD Director	(Signed) HUGH L. HOOKER Director
PETRO-CANADA

(Signed) RON A. BRENNEMAN President and Chief Executive Officer	(Signed) E.F.H. ROBERTS Executive Vice President and Chief Financial Officer
On behalf of the Board of Directors

(Signed) BRIAN F. MACNEILL Director	(Signed) PAUL D. MELNUK Director

The Depositary for the Offer is:
CIBC MELLON TRUST COMPANY
By Mail	By Registered Mail, Hand or Courier
P.O. Box 1036 Adelaide Street Postal Station Toronto, ON M5C 2K4	199 Bay Street Commerce Court West Securities Level Toronto, ON M5L 1G9
Telephone: (416) 643-5500 Toll Free: 1-800-387-0825 E-Mail: inquiries@cibcmellon.com
The U.S. Forwarding Agent is:
MELLON INVESTOR SERVICES LLC By Mail, Registered Mail, Hand or Courier 120 Broadway, 13th Floor New York, NY 10027
Toll Free: 1-800-387-0825
The Information Agent is:

The Exchange Tower 130 King Street West, Suite 2950, P.O. Box 361 Toronto, ON M5X 1E2
Shareholders Call Toll Free: 1-866-639-8089 Banks and Brokers Call Collect: (416) 867-2272
E-mail: shareholder@kingsdalecapital.com Toll Free Facsimile: 1-866-545-5580

Any questions and requests for assistance may be directed by holders of Common Shares to the Depositary, the U.S. Forwarding Agent or the Information Agent at their telephone numbers and locations set forth above. Additional copies of this Notice, the Offer and Circular, the Letter of Transmittal
and the Notice of Guaranteed Delivery may be obtained from the Depositary, the U.S. Forwarding Agent or the Information Agent.

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NOTICE TO SHAREHOLDERS IN THE UNITED STATES
CURRENCY AND EXCHANGE RATES
NOTICE OF VARIATION
APPROVAL AND CERTIFICATE